SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                  Form 10-QSBA-2

                                                    (Mark One)
                                    X QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                                      OF THE SECURITIES EXCHANGE ACT OF 1934

                                    TRANSITION REPORT UNDER SECTION 13 OR 15(d)
                                      OF THE SECURITIES EXCHANGE ACT OF 1934

                                    (For the Quarter ended September 30, 1998)

                                          Commission File Number 1-12689

                          Genisys Reservation Systems, Inc. And Subsidiaries
                                              -----------------------
                     (Exact Name of registrant as specified in its charter)

                                               New Jersey 22-2719541
                           (State or other jurisdiction of (I.R.S. employer
                          incorporation or organization) Identification no.)

                                 2401 Morris Avenue, Union, New Jersey 07083
                            (Address of principal executive offices) (Zip Code)

                                                  (908) 810-8767
                                  Issuer's Telephone Number including Area Code


Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter periods that the registrant was required to file such reports), and
                      (2) has been subject to such filing requirements for the past 90 days.

                                                     Yes X No

                              APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                                   PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court.

                                                      Yes No

                                       APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: As of September 30, 1998: 5,655,594 shares of Common Stock

                  Transitional Small Business Disclosure Format (check one)

                                                     Yes X No

                          GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARIES
                                    DEVELOPMENT STAGE COMPANIES
                                  CONSOLIDATED BALANCE SHEETS

                                                                             September          September           December
                                                                              30, 1998           30, 1998           31, 1997
                                                                           ---------------    ---------------    ---------------
                                                                             (Proforma)        (unaudited)

                                                                 ASSETS

CURRENT ASSETS:
       Cash and cash equivalents                                                 $606,121           $606,121         $2,207,841
       Accounts receivable                                                         32,615             32,615              8,784
       Prepaid expenses                                                             5,029             12,448              5,127
                                                                           ---------------    ---------------    ---------------
              Total Current Assets                                                643,765            651,184          2,221,752
                                                                           ---------------    ---------------    ---------------

EQUIPMENT, NET OF ACCUMULATED
       DEPRECIATION                                                                71,706            285,918            261,643
                                                                           ---------------    ---------------    ---------------

INVESTMENT IN GEN 02, INC.                                                        787,392                  -                  -

OTHER ASSETS:
        Computer software costs, less accumulated
             amortization                                                       1,417,964          1,992,376            581,193
        Debt issue costs, less accumulated amortization                            12,521             12,521             26,609
        Deposits and Other                                                         56,555             56,555             61,669
        Licenses and Intellectual Property, less
             accumulated amortization                                             975,000            975,000                  -
                                                                           ---------------    ---------------    ---------------
                                                                                2,462,040          3,036,452            669,471
                                                                           ---------------    ---------------    ---------------

                                                                               $3,964,903         $3,973,554         $3,152,866
                                                                           ===============    ===============    ===============

                                                                               LIABILITIES AND STOCKHOLDERS EQUITY


CURRENT LIABILITIES:
        Current maturities of long-term debt                                     $103,114           $103,114           $114,957

        Accounts payable and accrued expenses                                     214,872            223,523            189,712
        Accrued interest payable - related party                                  177,006            177,006            163,296
        Accrued consulting fees - related party                                     3,000              3,000              3,000
                                                                           ---------------    ---------------    ---------------

                 Total current liabilities                                        497,992            506,643            470,965

LONG-TERM DEBT:
         Long-term debt, less current maturities                                   63,542             63,542            982,742
                                                                           ---------------    ---------------    ---------------

                  Total Liabilities                                               561,534            570,185          1,453,707
                                                                           ---------------    ---------------    ---------------

COMMITMENTS:
STOCKHOLDERS EQUITY (DEFICIENCY):
     Preferred Stock, $.0001 par value: 25,000,000 shares
          authorized:  Series A preferred stock, 706,000
          shares authorized:1,481,777  shares issued and
          outstanding                                                                 148                148                  -
     Common Stock, $.0001 par value; 75,000,000 shares
          authorized; 5,655,594 shares and 4,355,594 shares
          issued and outstanding                                                      566                566                436
      Additional paid in capital                                                8,281,073          8,281,073          4,933,851
      Deficit Accumulated During the Development Stage                         (4,878,418)        (4,878,418)        (3,235,128)
                                                                           ---------------    ---------------    ---------------
Total Stockholders Equity                                                       3,403,369          3,403,369          1,699,159
                                                                           ---------------    ---------------    ---------------

                                                                               $3,964,903         $3,973,554         $3,152,866
                                                                           ===============    ===============    ===============

                                                               See Accompanying Notes to Financial Statements

                                                                    2



                          GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARIES
                                    DEVELOPMENT STAGE COMPANIES
                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                    DURING THE DEVELOPMENT STAGE
                                          (Unaudited)





                                                                                                                    From Inception
                                                   Nine Months      Nine Months     Three Months    Three Months    March 7, 1994
                                                      Ended            Ended           Ended            Ended          Through
                                                  Sept. 30,1998    Sept. 30,1997   Sept. 30,1998    Sept. 30,1997   Sept. 30,1998


SERVICE REVENUE                                         $ 52,002         $ 2,225         $ 22,128         $ 2,225           $77,865


EXPENSES:
           Cost of Service                                111,490           6,800           64,276           6,800          136,482
           General and Administrative                                   1,927,670          421,330         454,432        3,881,071
           Depreciation and Amortization                                  128,230          201,014          64,174          730,985
           Interest Expense (Income), net                                 52,6482)         (15,461)         (2,102)         207,745
                                                        1,695,292       1,115,348          671,159         523,304        4,956,283

NET (LOSS) INCURRED DURING
     THE DEVELOPMENT STAGE                                            ($1,113,123)       ($649,031)      ($521,079)     ($4,878,418)


WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING                                          4,042,041        5,655,594       4,355,594        3,091,315


BASIC AND DILUTED LOSS PER
     COMMON SHARE                                          ($0.33)         ($0.28)          ($0.11)         ($0.12)          ($1.58)



                                                                           See Accompanying Notes to Financial Statements

                                                                         3

                          GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARIES
                                    DEVELOPMENT STAGE COMPANIES
                                  CONSOLIDATED STATEMENT OF CHANGES IN
                                       STOCKHOLDERS EQUITY
                                           (Unaudited)






                                                                                                             Deficit
                                                                                                            Accumulated
                                                                                         Additional          During the
                                      Common Stock          Series A Preferred Stock     Paid-in           Development
                                   Shares      Par Value       Shares    Par Value        Capital             Stage          Total


BALANCE - DECEMBER 31, 1997      4,355,594        $436              -             -       $4,933,851     ($3,235,128)    $1,699,159

CONVERSION OF LONG-TERM
DEBT INTO SERIES A PREFERRED
STOCK AT $2.125 PER SHARE               -           -          381,177            38         809,962                  -     810,000

CONVERSION OF NOTES PAYABLE
INTO COMMON STOCK AT
$0.09375 PER SHARE                400,000          40              -             -           37,460                  -       37,500

ISSUANCE OF COMMON STOCK
AT $1.25 PER SHARE AND PREFERRED
STOCK FOR ACQUISITION OF UNITED
LEISURE INTERACTIVE               900,000          90      1,100,000           110        2,499,800                  -    2,500,000

NET LOSS                               -           -              -             -                -       (1,643,290)   ($1,643,290)

BALANCE AT
SEPTEMBER 30, 1998               5,655,594       $ 566      1,481,177         $ 148       $8,281,073      ($4,878,418)   $3,403,369


                                                           See Accompanying Notes to Financial Statements

                                                                                4

                                                            GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARIES
                                                                               Development Stage Companies
                                                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                       (UNAUDITED)
                                                                                                   Period From
                                                                                                 March 7, 1994
                                                                                                (Commencement of
                                                                                                Development Stage
                                                        Nine Months Ended   Nine Months Ended   Activities to
                                                        ------------------  ------------------  -------------------
                                                          Sept. 30,1998       Sept. 30,1997       Sept. 30,1998
                                                        ------------------  ------------------  -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                    (1,643,290)         (1,113,123)          (4,878,418)
   Adjustments to reconcile net loss to net
    cash flows from operating activities
      Depreciation and amoritization                              397,091             128,230              730,985
      Contribution to capital of services rendered                   -                   -                  49,600
      Changes in operating assets and liabilities
        Accounts receivable                                       (23,831)                  0              (32,615)
        Prepaid expenses                                           (7,321)             (1,729)             (12,448)
        Deposits and other                                          4,934                   -              (58,703)
        Accounts payable and accrued expenses                      47,521            (256,069)             403,529
                                                        ------------------  ------------------  -------------------
          Net cash flows from operating acctivities            (1,224,896)         (1,242,691)          (3,798,070)
                                                        ------------------  ------------------  -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of equipment and software                           (293,281)           (333,232)          (1,611,207)
   Acquisition of Prosoft, Inc.                                         0             (34,602)             (34,602)
                                                              ------------------  -------------------  ------------
           Net cash flows from investing activities              (293,281)           (367,834)          (1,645,809)
                                                        ------------------  ------------------  -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from long-term debt                                     9,652              70,000               14,652
   Payments on long-term debt                                    (847,500)            (65,000)            (925,840)
   Proceeds from public offering of common stock
       and warrants net of deferred offering costs                   -               4,661,124            4,705,915
   Conversion of convertible notes payable
       to common stock                                             37,500                 -                  67,500
   Conversion of long-term debt to Series A
       Preferred Stock                                            810,000                 -                810,000
   Issuance of common stock upon exercise of option                  -                 15,000               15,000
   Loans and advances from related parties                           -                (14,518)                 -
   Proceeds from issuance of notes payable                           -                     -               955,000
   Payments under computer equipment leases                       (93,195)            (71,260)            (156,271)
   Proceeds from sale and lease-back                                 -                   -                 294,644
   Proceeds from issuance of common stock                            -                   -                 110,000
   Contribution to capital - stockholder/officer                     -                128,700              205,400
   Proceeds from issuance of 10% promissory notes
      and related warrants, less related costs                       -               (563,500)             517,500
   Payments on 10% promissory notes and related
      warrants                                                       -                -                   (563,500)
                                                        ------------------  ------------------  -------------------
          Net cash flows from financing activities                (83,543)          4,160,546            6,050,000
                                                        ------------------  ------------------  -------------------

NET CHANGE IN CASH AND EQUIVALENTS                             (1,601,720)          2,550,021              606,121
CASH AND EQUIVALENTS, BEGINNING OF YEAR                         2,207,841              91,548                 -
                                                        ------------------  ------------------  -------------------
CASH AND EQUIVALENTS, END OF PERIOD                             $ 606,121         $ 2,641,569            $ 606,121
                                                        ------------------  ------------------  -------------------
SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid                                                 $ 29,000            $ 65,699            $ 169,498
                                                        ------------------  ------------------  -------------------
   Net liabilities assumed in reverse acquisition        $          -         $      -                   $  14,087
                                                        ------------------  ------------------  -------------------
   Conversion of related party debt to common stock      $          -         $      -                   $  20,109
                                                        ------------------  ------------------  -------------------
   Conversion of long-term debt to Series A Preferred
       Stock                                             $       847,500      $      -                   $ 847,500
                                                        ------------------  ------------------  -------------------
   Conversion of notes payable to common stock           $        37,500      $       30,000             $  67,500
                                                        ------------------  ------------------  -------------------
    Issuance of common stock and preferred stock
        to acquire travel related assets                      $ 2,500,000    $        -                  $2,500,000
                                                        ------------------  ------------------  -------------------

                                                                        See Accompanying Notes to Financial Statements

                                                        5



                         GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARIES
                                            DEVELOPMENT STAGE COMPANIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                    (unaudited)




                                           Note 1 Basis of Presentation

                  The consolidated balance sheet at the end of the preceding fiscal year has been derived from the audited consolidated balance sheet contained in the Company's Form 10-KSB and is presented for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of all periods presented have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

                  Footnote disclosures normally included in financial statements prepared in accordance with the generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB for the most recent fiscal year.


Note 2            Activities of the Company

             Through September 30, 1998 the principal activity of the Company has been the development of a computerized limousine reservation and payment system for the business traveler. The Company's proprietary software enables a system of limousine reservations to be completely computerized and operate without human intervention, except for the initial inputting of travel information. Although planned operation of this system has commenced, revenues to date have not been significant; accordingly, the Company and its subsidiaries continue to be in development stage.

         Pursuant to an Asset Purchase Agreement dated as of June 30, 1998, NetCruise Interactive, Inc. ("Netcruise") (a wholly owned subsidiary of the Company formed on July 21, 1998 for the purpose of operating an internet travel agency) acquired a technology license and certain related assets from UIT in consideration of 2,000,000 shares of the Company's Common Stock and two warrants ("Warrants"), each entitling the holder to purchase 800,000 shares of the Common Stock of the Company (the "UIT Transaction"). One warrant is exercisable for 800,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5,000,000 for the years 1999, 2000 and 2001. The other Warrant is exercisable for 800,000 shares at $6.00 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10,000,000 for the years 1999, 2000 and 2001. No value has been placed on the warrants since the warrants are each contingent upon future earnings.


         As a result of the transaction, the Company acquired the travel web site called "Netcruise" and the technology license for "Parallel Addressing Video Technology" for all travel related applications, along with all of the related software, computer systems and intellectual properties . This includes computer equipment, multiple video CD's containing cruise information and source video tapes of footage of locations and cruise ships. In addition, UIT transferred to the Company its agreement with Internet Travel Network (ITN), of Palo Alto, CA. This agreement provides for a "private label" site on the ITN "booking engine". The agreement expires in April, 1999 and automatically renews for successive one year periods unless either party gives notice, no later than 30 days prior to the end of the period, of its intent not to renew. The ITN "booking engine" is essentially a world wide web based graphical user interface to the airline owned Apollo computerized reservation system . This technology allows a layperson with access to the internet to access the databases and pricing systems used by travel agents to research and procure air, car rental and hotel reservations. By "private labeling" this functionality, the Company is able to offer its travel consultants access to a leading travel system, while not having to expend the Company's capital resources which would be required to create its own access. The Company formed NetCruise as a wholly owned subsidiary for the purpose of operating an internet travel business featuring the technology obtained through this acquisition.

         The Company intends to launch, through television advertising, an aggressive marketing campaign inviting the general public, along with existing travel agents, to become NetCruise travel consultants, although the "Parallel Addressing Video Technology" is still in the development stage, and the Company has only a limited number of travel consultants acquired from Sterling Travel and no internet travel customers to date. The goal of the Company's marketing campaign is to encourage individuals to enroll as independent travel consultants by paying a fee to the Company . The independent travel consultants will then be able to make reservations either through the password protected members only section of the Netcruise website or via telephone conversations with travel agents who work directly for Netcruise. Non-members who visit the Netcruise website shall have access to a portion of the site which contains general information about the Company, describes the independent travel consultant program and allows the public to request information or enroll as an independent travel consultant. To date, the web site is being used for demonstration purposes and is only accessible by authorized individuals using a password. The Company expects that the web site will not be fully integrated to support the independent travel consultants until mid 1999. See Note 4.

                  In order to concentrate its resources and efforts on its NetCruise internet travel business, in November, 1998 the Company agreed to sell the assets of its computerized limousine reservation and payment system to Gen O2, Inc., a company newly formed by a management group lead by Mark A. Kenny, former director and founder of the Company. The Company will own a minority interest in the new company and will receive royalties on transactions processed by the new company for a period of five years. See Note 6.


                  The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and has developed an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 which could cause a system failure or other computer errors, leading to a disruption in operations. No easy technological "quick fix" has yet been developed for this problem. This Year 2000 problem creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on financial transactions. Such failures of the Company's and/or third parties computer systems could have a material impact on the Company's ability to conduct its business, and especially to process and account for the transfer of funds electronically.

         With the goal of making the Company Year 2000 compliant, the Company has developed a five phase implementation plan as follows:


         Initial phase
         Inventory phase
         Vendor  contact phase
         Reintegration phase
         Testing phase

         The Company has budgeted approximately $15,000 to implement this plan and has assigned overall responsibility for the project to its Systems Manager. All software currently being developed by the Company or through third party contractors is being written to be Year 2000 compliant. The Company, with the assistance of outside software contractors, is in the process of changing its accounting system from non-compliant MAS-90 software to a compliant software system. Final implementation of fully tested and operational Year 2000 compliant systems is projected to be completed by the end of the second quarter of 1999. The Company's banks and lenders have communicated that they will be Year 2000 compliant by the end of 1999. No other third party's Year 2000 compliance is expected to have a material impact on the operations of the Company.

Note 3            Stockholders Equity

Preferred Stock - The Company's Certificate of Incorporation authorizes the issuance of up to 25,000,000 shares of Preferred Stock. On March 10, 1998, the Board of Directors designated 706,000 shares of Series A Preferred Stock which are convertible, in whole or in part, into fully paid and nonassessable Common Shares on a one-for-one basis at the option of the respective holders thereof. Holders of Series A Preferred Stock are entitled to receive dividends on a pari passu basis with the holders of the Company's Common Stock. The Company, at its sole option, has the right to redeem all or, from time to time, any number of the then outstanding shares of Series A Preferred Stock at a redemption price of $2.125 per share plus a 10% per year increase in the redemption rate.

                  In March 1998, the holder of two Term Promissory Convertible Notes in the principal amounts of $475,000 and $237,500 converted $400,000 of the principal amount of the former note and $200,000 of the principal amount of the latter note into 188,235 shares and 94,118 shares respectively of the Series A Preferred Stock of the Company at a price of $2.125 per share.

                  In March 1998, the holder of four eighteen month Convertible Promissory Notes aggregating $210,000, converted the total principal amount of the four notes ($210,000) into 98,824 shares of the Series A Preferred Stock of the Company at a price of $2.125 per share.


Note 4            Asset Acquisition


         Pursuant to an Asset Purchase Agreement dated as of June 30, 1998, Netcruise acquired a technology license and certain related assets from UIT for the purpose of operating an internet travel agency. As a result of the transaction, the Company acquired the travel web site called "Netcruise" and the technology license for "Parallel Addressing Video Technology" for all travel related applications , along with all of the related software, computer systems and intellectual properties . This includes computer equipment, multiple video CD's containing cruise information and source video tapes of footage of locations and cruise ships. In addition, UIT transferred to the Company its agreement with Internet Travel Network (ITN), of Palo Alto, CA. This agreement provides for a "private label" site on the ITN "booking engine". The agreement expires in April, 1999 and automatically renews for successive one year periods unless either party gives notice, no later than 30 days prior to the end of the period, of its intent not to renew. The ITN "booking engine" is essentially a world wide web based graphical user interface to the airline owned Apollo computerized reservation system. This technology allows a layperson with access to the internet to access the databases and pricing systems used by travel agents to research and procure air, car rental and hotel reservations. By "private labeling" this functionality, the Company is able to offer its travel consultants access to a leading travel system, while not having to expend the Company's capital resources which would be required to create its own access. The Company formed NetCruise as a wholly owned subsidiary for the purpose of operating an internet travel business featuring the technology obtained through this acquisition.

         The Company intends to launch, through television advertising, an aggressive marketing campaign inviting the general public, along with existing travel agents, to become NetCruise travel consultants, although the "Parallel Addressing Video Technology" is still in the development stage, and the Company has only a limited number of travel consultants acquired from Sterling Travel and no internet customers to date. The goal of the Company's marketing campaign is to encourage individuals to enroll as independent travel consultants by paying a fee to the Company . The independent travel consultants will then be able to make reservations either through the password protected members only section of the Netcruise website or via telephone conversations with travel agents who work directly for Netcruise. Non-members who visit the Netcruise website shall have access to a portion of the site which contains general information about the Company, describes the independent travel consultant program and allows the public to request information or enroll as an independent travel consultant. To date, the web site is being used for demonstration purposes and is only accessible by authorized individuals using a password. The Company expects that the web site will not be fully integrated to support the independent travel consultants until mid 1999.

                  The purchase of these assets has been recorded as of the date of purchase at the total purchase price of $2,500,000 which includes $1,450,000 of computer software, $1,000,000 of licenses and intellectual properties and $50,000 of computer equipment.

Harry Shuster has been appointed Chairman and Brian Shuster the President of NetCruise. Pursuant to the acquisition agreement, Mr. Brian Shuster will receive $5,000 per month for his services as a consultant to the Company. In addition, Messrs. Harry Shuster and Brian Shuster have been serving as directors of the Company since the transaction closed and both have been nominated for election as directors of the Company. Brian Shuster has been issued two warrants to purchase restricted common shares of the Company, exercisable between April 2, 2002 and June 30, 2002, if NetCruise achieves certain profit levels, as defined in the warrants. One warrant is exercisable for 200,000 shares at $2.50 per share and the other warrant is exercisable for 200,000 shares at $6.00 per share. The Company's wholly owned subsidiary, NetCruise Interactive, has assumed UIT's lease of approximately 1,617 square feet (including tenant's pro rata share of common area) at 1990 Westwood Blvd., Penthouse, Los Angeles, CA 90025. The term of this lease is for 5 years commencing on March 1, 1996 and ending on February 28, 2001. During the first through 2nd year of the term of the lease, the rent is $2,587 per month and during the 3rd through 5th year of the term of the lease the rent is $2,846 per month.


Note 5            Contingencies

                  On February 20, 1997, two individuals John White and John E. Michaels d/b/a Corporate Planning Services, filed an action against the Company and Travel Link in the Superior Court of New Jersey seeking among other things, damages in the amount of 8% of any financing secured by Travel Link resulting from plaintiff's efforts and as well as 5% of the Company's Common Stock allegedly due for services rendered in connection with the Company's acquisition of Travel Link in 1995. The claim for monetary damages is based upon an alleged written agreement between Travel Link and plaintiffs, while the claims for the shares of Common Stock is based upon alleged oral representations and promises made by Joseph Cutrona a former officer and director of Travel Link and the Company. On March 4, 1998 Travel Link filed an application with the Court to assert a claim for indemnification against Joseph Cutrona and Steven Pollan, a former director and officer of Travel Link and the Company, and Mark A. Kenny, a former director and employee of the Company and Travel Link, based upon a 1995 agreement whereby such individuals agreed to hold Loeb Holding Corporation and Travel Link harmless and to indemnify them from any and all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it or them, including the claims of the plaintiff's in this action. On September 28, this matter was settled and the Company agreed to pay the plaintiff's the sum of $20,000.

                  In August 1996, the Company gave notice to Stephen Pollan a former officer and director, that is was canceling the 333,216 shares of Common Stock issued to him at the inception of Corporate Travel Link, Inc. for services he was to have provided. The Company believes that Mr. Pollan never provided such services. Pending return of the shares, they are considered outstanding for all periods presented herein. On April 17, 1997, Mr. Pollan filed an action in the United States District Court, District of New Jersey, against the Company, Travel Link, Joseph Cutrona, Mark A. Kenny, John H. Wasko, Warren D. Bagatelle, Loeb Partners Corp., John Piscopo, R.D. White & Co., Inc., David Sass, McLaughlin & Stern, LLP and Wiss & Company, LLP., seeking among other things a declaratory judgement that Mr. Pollan is the owner of the 333,216 shares of Common stock of the Company which had been issued to him at the inception of Travel Link for services he was to have provided and for unspecified compensatory and punitive damages. The Company intends to vigorously defend the action and to assert numerous defenses and counterclaims in its answer, however, the action is in its preliminary stages and no assurance can be given as to its ultimate outcome.

                  On December 23, 1997, an individual, Victoria Vogel, filed an action in the superior Court of New Jersey against the Company and Joseph Cutrona, a former officer and director of the Company, alleging that Mr. Cutrona induced such person to leave her place of employment to assume employment with the Company. The claim seeks monetary damages based upon an oral promise of employment allegedly made by Mr. Cutrona. The Company intends to vigorously defend the action and to asset numerous defenses in its answer, however, the action is in its preliminary stages and no assurance can be given as to its ultimate outcome. Mr. Cutrona has agreed to hold the Company harmless and to indemnify the Company from any and all claims of the plaintiff in this action.


Note 6                     Subsequent  Events

                  At the beginning of the third quarter 1998, Management of the Company set revenue objectives for the limousine reservation business and made the decision to review the operation at the end of the third quarter to determine the best approach to maximize utilization of the Company's resources. The Limousine reservation business did not meet its revenue objectives and in early September 1998, the Company decided to seek a buyer or joint venture partner for its limousine reservation business.


         On November 6, 1998 the company entered into an Acquisition Agreement (the "Sales Agreement") by and between the Company and Corporate Travel Link, Inc. ("Travel Link"), a wholly owned subsidiary of the Company (the sellers in the transaction) and TranspoNet (a non-affiliated company), Mark A. Kenny, Paul Murray and Gen 02, Inc. ("Purchaser"), a newly organized corporation formed by Mark A. Kenny, a former director and founder of the Company. This sale will allow the Company to concentrate its resources and efforts on the continued build-up of its internet travel business.

         Under the terms of the Sale Agreement, the sellers will sell and transfer certain contractual rights and obligations of the Company, all of the assets of Travel Link which are utilized in connection with the ownership, operation and marketing of Genisys Reservation System and its entire ownership interest in ProSoft to the purchaser in the transaction, constituting approximately 20% of the total assets of the Company. (At September 30, 1998 the Company had total assets of $3,964,903, of which $787,392 were sold to Gen O2, Inc. ) ProSoft is an 80% owned subsidiary of the Company which was acquired by the Company in June, 1997. ProSoft is a software development company which developed the software for the Company's computerized limousine reservation and payment system. Paul Murray, a former employee of the Company and President and Shareholder of ProSoft, is also a shareholder of Gen O2, Inc.


         The purchase price consists of (i) 2,450 shares of Series A Convertible Preferred Stock of Gen O2, Inc., constituting a 32.66% interest in Gen O2, Inc., which the Company carries on its balance sheet at an asset value of $787,392; (ii) certain contingent payments payable until December 10, 2003, totaling $1,080,00 if all payments to the Company are realized,  however,  since there are no minimum contingent  payments,  it is possible that the Company will receive no significant contingent payments from GEN 02, Inc. and (iii) other significant terms as described below:

a. For each completed limousine transaction through the current system from corporate users, a payment of $0.20 per transaction with a $100,000 maximum payment per year.

b. For each completed limousine transaction through the Almost Real Time System (the "ART System") under development by the sellers that will be directed toward leisure customers, a payment of $0.20 per transaction with a $100,000 maximum payment in the first year and a $0.30 payment per transaction with a $120,000 maximum payment per year thereafter.

c. If the system and the ART System are merged at any time in the future, the sellers shall receive a payment of $0.25 per completed transaction with a $200,000 maximum payment in the first year and a $220,000 maximum payment per year thereafter.

d. If the payments are not reached in a particular year, the payments defined in letters a-c above will have a carry-over to the following year.

e. In no event shall any payments defined in letters a-c above be due to the sellers for transactions completed after December 10, 2003.
f. For the transfer of the assets by the sellers and the assumption of certain liabilities of the sellers by the purchaser as described above along with the agreement by the sellers to provide the purchaser with a series of loans, the purchaser will grant an equity interest to the sellers in Gen O2, Inc. equal to 32.66% of the equity of Gen O2, Inc. subject to a Shareholder Agreement. The loans provided by the sellers will include a ninety day secured bridge loan in the amount of $40,000 secured by 22,857 shares of Common Stock of the Company owned by Mr. Kenny, a secured loan of $135,000 payable commencing in the second year and secured by 77,143 shares of Common Stock of the Company owned by Mr. Kenny. Mr. Kenny has also pledged 23,428 shares of the Company's Common Stock owned by him to secure the return of a security deposit to the Company and 68,000 shares of the Company's Common Stock to secure minimum payments which are required to be made by the Company under certain contracts which were transferred to the purchaser in connection with the sale.

g. A 32.66% shareholder of Gen O2, Inc., TranspoNet has committed to provide funding for the purchaser of up to $240,000 in the form of a series of loans. TranspoNet has a right to convert the unpaid principal of the loans at any time into a maximum number of shares of common stock of the purchaser not to exceed an additional 6% equity interest in the purchaser.


         The Series A Preferred Stock issued to the Company and TranspoNet in accordance with the transaction are part of a class of preferred stock of Gen O2, Inc. designated as "Series A Preferred Convertible Stock" and the number of shares of preferred stock constituting such class is 4,900. The shares of Series A Preferred Stock issued to the Company together with the shares of Series A Preferred Stock issued to TranspoNet constitute all of the authorized shares of the Series A Preferred Stock of Gen O2, Inc. So long as any share of Series A Preferred Stock remains outstanding, Gen O2, Inc. shall not authorize the issuance or issue any additional shares of Series A Preferred Stock or any shares of any series or class of stock ranking senior to, or on a parity with, the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of Gen O2, Inc. without the prior written consent of at least a majority of the holders of the Series A Preferred Stock.

         The par value of the Series A Preferred Stock is $0.01 per share and no dividends shall be declared or paid on the Series A Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of Gen O2, Inc. available for distribution to stockholders, before any distribution of assets is made to the holders of any other series or class of stock of Gen O2, Inc., a liquidating preferential distribution in an amount equal to $400.00 per share of Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of Gen O2, Inc. and shall be entitled to one vote for each share of Series A Preferred Stock. The holders of the Series A Preferred Stock shall not have cumulative voting rights. At any time and from time to time, upon notice to Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into one fully paid and non-assessable share of common stock of Gen O2, Inc. subject to adjustments for any stock splits, stock dividends, reverse stock splits or recapitalization.

         Upon conversion of the Series A Preferred Stock into common stock of Gen O2, Inc. the Company and TranspoNet will each own 2,450 shares or 32.66% of the issued and outstanding common stock of Gen O2, Inc. It is anticipated that the Purchaser will issue an additional 2,500 shares of common stock in the near future, thereby diluting the ownership interest of the Company and TranspoNet in Gen O2, Inc. to 24.5%. The Company's influence in Gen O2, Inc. is limited to the right to elect one member of a five (5) member Board of Directors.

         The primary capitalization of Gen 02, Inc. is being provided by the loans from the Company and TranspoNet. In addition, the sole asset of Gen 02, Inc. is the limousine reservation business. As a result, the Company will absorb all losses to the extent of the assets transferred. Since there are no minimum contingent payments, it is possible that the Company will not receive any contingent payments whatsoever from Gen O2, Inc.



The accompanying proforma balance sheet at September 30, 1998 assumes that the exchange of the Company's assets in exchange for common stock of Gen O2, Inc. and contingent payments had occurred on that date. The effects on the historical consolidated statement of operations would be to reclassify all service revenue and cost of service, as well as a significant portion of general and administrative expenses and depreciation and amortization to a separate line item, as the Company will report Gen O2, Inc. on the equity basis. There would be no impact on net income, as the Company will absorb all losses to the extent of assets transferred since the only other capitalization of Gen O2, Inc. was $50.00.

         On November 5 , 1998, in order to augment the Company's entry into the internet travel business, the Company entered into an Asset Purchase Agreement with Sterling AKG Corp. d/b/a Sterling Travel ("Sterling") , in which the Company purchased all the assets relating to Sterling's network of independent travel consultants ("Sterling Travel Consultants") for a total purchase price of 42,500 shares of the Company's Common Stock which, for accounting purposes, is being valued at $1.50 per share for an aggregate of $63,750. The valuation of the Company's stock at $1.50 per share was a negotiated price based upon the value of the stock at the time of the negotiation. It differs from the valuation given to the Company's Common Stock in the UIT transaction because the valuation was negotiated at a time when the Common Stock was trading at a different price. Included in the assets purchased by the Company were a list of the independent (not employees of Sterling) travel consultants (both active and inactive) that had done or are doing business with Sterling and related agreements with such independent travel consultants setting forth the commissions to be earned and operational matters, contacts, files, correspondence, earning records, a data base of former and current customers of Sterling estimated at approximately 20,000 entries, property and equipment, including computers and miscellaneous office supplies. Of the total aggregate purchase price of 42,500 shares paid to Sterling at closing, 17,500 shares ("Escrow Shares") will be held in escrow by counsel to the Company. If the Company does not achieve $3,000,000 of gross sales from Sterling Travel Consultants over the initial twelve month period beginning on November 1, 1998 and ending on October 31, 1999, the Escrow Shares shall immediately be returned to the Company. If the Company achieves $3,000,000 of gross sales from Sterling Travel Consultants over the initial twelve month period as described herein, the Escrow Shares will be released by the Company.





                                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Results of Operations

                  Through September 30, 1998, the principal activity of the Company has been the development of a computerized limousine reservation and payment system for the business traveler. Although planned operation of this system commenced in August 1997, revenues to date have not been significant; accordingly, the Company and its subsidiaries continue to be in the development stage. The Company has been unprofitable since inception and expects to incur additional operational losses. As reflected in the accompanying financial statements, the Company has incurred losses totaling $4,878,418 since inception and at September 30, 1998, had working capital of $144,541.

                  Revenues for the three and nine month periods ended September 30, 1998, for the limousine reservation business were $22,128 and $52,002, as compared to $0 and $2,225 for the 1997 periods. The corresponding cost of service for the three and nine month periods ending September 30, 1998 were $62,792 and $111,490 as compared to $0 and $6,800 for the 1997 periods. To date the Company has not yet commenced generating revenues from its internet travel business.

                  General and administrative expenses were $1,205,173 for the nine months ended September 30, 1998, as compared to $927,670 during the nine months ended September 30, 1997. Cost increases during the 1998 period consist of payroll and payroll related costs ($175,000), professional fees ($57,200), travel costs ($5,600), insurance costs ($8,200), marketing costs ($28,300) and other administrative costs ($72,100).

Consulting costs decreased  $68,900
during the 1998 period. The increase of approximately $175,000 in payroll cost for the nine months ended September 30, 1998 was due in large part to the fact that the three highest paid employees of the Company, Thomas Gregory and Paul Murray, President and Vice President respectively of Prosoft and Lawrence E. Burk the Company's President were on the payroll for the full nine months of the 1998 period, but were only on the payroll for less than four months of the 1997 period. The $28,300 increase in marketing activities is primarily due to sales and marketing costs incurred by the limousine reservation business in an attempt to meet its revenue objectives.


                  General and administrative expenses were $421,330 for the three months ended September 30,1998, as compared to $454,432 during the three months ended September 30, 1997. Cost increases during the 1998 period consist of marketing costs ($3,600) and other administrative costs ($25,700). Cost decreases during the 1998 period consist of payroll and payroll related costs ($16,200), consulting fees ($10,000), professional fees ($27,000), travel costs ($8,700) and insurance costs ($500).

On November 6, 1998 the company entered into an Acquisition Agreement (the "Sales Agreement") by and between the Company and Corporate Travel Link, Inc. ("Travel Link"), a wholly owned subsidiary of the Company (the sellers in the transaction) and TranspoNet (a non-affiliated company), Mark A. Kenny, Paul Murray and Gen 02, Inc. (the purchaser in the transaction), a newly organized corporation formed by Mark A. Kenny, a former director and founder of the Company. This sale will allow the Company to concentrate its resources and efforts on the continued build-up of its internet travel business. Under the terms of the Sale Agreement, the sellers will sell and transfer certain contractual rights and obligations of the Company, all of the assets of Travel Link which are utilized in connection with the ownership, operation and marketing of Genisys Reservation System and its entire ownership interest in ProSoft to the purchaser in the transaction, constituting approximately 20% of the total assets of the Company. (At September 30, 1998 the Company had total assets of $3,964,903, of which $787,392 were sold to Gen O2, Inc. ) ProSoft is an 80% owned subsidiary of the Company which was acquired by the Company in June, 1997. ProSoft is a software development company which developed the software for the Company's computerized limousine reservation and payment system. Paul Murray, a former employee of the Company and President and Shareholder of ProSoft, is also a shareholder of Gen O2, Inc.

         The purchase price consists of (i) 2,450 shares of Series A Convertible Preferred Stock of Gen O2, Inc.,

constituting a 32.66% interest in Gen O2, Inc., which the Company carries on its balance sheet at an asset value of


$787,392; (ii) certain contingent payments, totaling $1,080,000 if all payments payable until December 10, 2003 to the Company are realized, however, since there are no minimum contingent payments, it is possible that the Company will receive no significant contingent payments from GEN 02, Inc. and (iii) other significant terms as described below:


a. For each completed limousine transaction through the current system from corporate users, a payment of $0.20 per transaction with a $100,000 maximum payment per year.


b. For each completed limousine transaction through the Almost Real Time System (the "ART System") under development by the sellers that will be directed toward leisure customers, a payment of $0.20 per transaction with a $100,000 maximum payment in the first year and a $0.30 payment per transaction with a $120,000 maximum payment per year thereafter.

c. If the system and the ART System are merged at any time in the future, the sellers shall receive a payment of $0.25 per completed transaction with a $200,000 maximum payment in the first year and a $220,000 maximum payment per year thereafter.

d. If the payments are not reached in a particular year, the payments defined in letters a-c above will have a carry-over to the following year.

e. In no event shall any payments defined in letters a-c above be due to the sellers for transactions completed after December 10, 2003.

f. For the transfer of the assets by the sellers and the assumption of certain liabilities of the sellers by the purchaser as described above along with the agreement by the sellers to provide the purchaser with a series of loans, the purchaser will grant an equity interest to the sellers in Gen O2, Inc. equal to 32.66% of the equity of Gen O2, Inc. subject to a Shareholder Agreement. The loans provided by the sellers will include a ninety day secured bridge loan in the amount of $40,000 secured by 22,857 shares of Common Stock of the Company owned by Mr. Kenny, a secured loan of $135,000 payable commencing in the second year and secured by 77,143 shares of Common Stock of the Company owned by Mr. Kenny. Mr. Kenny has also pledged 23,428 shares of the Company's Common Stock owned by him to secure the return of a security deposit to the Company and 68,000 shares of the Company's Common Stock to secure minimum payments which are required to be made by the Company under certain contracts which were transferred to the purchaser in connection with the sale.

g. A 32.66% shareholder of Gen O2, Inc., TranspoNet has committed to provide funding for the purchaser of up to $240,000 in the form of a series of loans. TranspoNet has a right to convert the unpaid principal of the loans at any time into a maximum number of shares of common stock of the purchaser not to exceed an additional 6% equity interest in the purchaser.



         The Series A Preferred Stock issued to the Company and TranspoNet in accordance with the transaction are part of a class of preferred stock of Gen O2, Inc. designated as "Series A Preferred Convertible Stock" and the number of shares of preferred stock constituting such class is 4,900. The shares of Series A Preferred Stock issued to the Company together with the shares of Series A Preferred Stock issued to TranspoNet constitute all of the authorized shares of the Series A Preferred Stock of Gen O2, Inc. So long as any share of Series A Preferred Stock remains outstanding, Gen O2, Inc. shall not authorize the issuance or issue any additional shares of Series A Preferred Stock or any shares of any series or class of stock ranking senior to, or on a parity with, the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of Gen O2, Inc. without the prior written consent of at least a majority of the holders of the Series A Preferred Stock.

         The par value of the Series A Preferred Stock is $0.01 per share and no dividends shall be declared or paid on the Series A Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of Gen O2, Inc. available for distribution to stockholders, before any distribution of assets is made to the holders of any other series or class of stock of Gen O2, Inc., a liquidating preferential distribution in an amount equal to $400.00 per share of Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of Gen O2, Inc. and shall be entitled to one vote for each share of Series A Preferred Stock. The holders of the Series A Preferred Stock shall not have cumulative voting rights. At any time and from time to time, upon notice to Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into one fully paid and non-assessable share of common stock of Gen O2, Inc. subject to adjustments for any stock splits, stock dividends, reverse stock splits or recapitalization.

         Upon conversion of the Series A Preferred Stock into common stock of Gen O2 , Inc. the Company and TranspoNet will each own 2,450 shares or 32.66% of the issued and outstanding common stock of Gen O2, Inc. It is anticipated that the Purchaser will issue an additional 2,500 shares of common stock in the near future, thereby diluting the ownership interest of the Company and TranspoNet in Gen O2, Inc. to 24.5%. The Company's influence in Gen O2, Inc. is limited to the right to elect one member of a five (5) member Board of Directors.

         The Company intends to launch, through television advertising, an aggressive marketing campaign inviting the general public, along with existing travel agents, to become NetCruise travel consultants, although the "Parallel Addressing Video Technology" is still in the development stage, and the Company has only a limited number of travel consultants acquired from Sterling Travel and does not yet have any internet travel customers to date. The goal of the Company's marketing campaign is to encourage individuals to enroll as independent travel consultants by paying a fee to the Company . The independent travel consultants will then be able to make reservations either through the password protected members only section of the Netcruise web site or via telephone conversations with travel agents who work directly for Netcruise. Non-members who visit the Netcruise web site shall have access to a portion of the site which contains general information about the Company, describes the independent travel consultant program and allows the public to request information or enroll as an independent travel consultant. To date, the web site is being used for demonstration purposes and is only accessable by authorized individuals using a password. The Company expects that the web site will not be fully integrated to support the independent travel consultants until mid 1999 See Note 4.


Liquidity and Capital Resources

                  The Company's funds have principally been provided from Loeb Holding Corp. as escrow agent, Loeb Holding Corp., LTI Ventures Leasing Corporation, a private offering and a public offering.


                  In March 1998, the Loeb Holding Corp., as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners, Corp., HSB Capital, trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated individuals of two Term Promissory Convertible Notes in the principal amounts of $475,000 and $237,500 converted $400,000 of the principal amount of the former note and $200,000 of the principal amount of the latter note into 188,235 shares and 94,118 shares respectively of the Series A Preferred Stock of the Company at a price of $2.125 per share.

                  In March 1998, the Loeb Holding Corp., as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners, Corp., HSB Capital, trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated individuals of four eighteen month Convertible Promissory Notes aggregating $210,000, converted the total principal amount of the four notes ($210,000) into 98,824 shares of the Series A Preferred Stock of the Company at a price of $2.125 per share.

                  In March 1998, the Loeb Holding Corp., as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners, Corp., HSB Capital, trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated individuals of two Term Promissory Convertible Notes aggregating $37,500, converted the total principal amount of the notes ($37,500) into 400,000 shares of the Common Stock of the Company at a price of $0.09375 per share.

                  In September 1995, January 1996 and December 1996, the Company entered into sale and lease-back arrangements whereby the Company sold the bulk of its computer hardware and commercially purchased software to a lessor for amounts totaling $295,000 and agreed to lease back such equipment for initial terms ranging from 24 to 30 months.

The financing of Loeb Holding Corp. and the sale and lease-back arrangements entered into by the Company contributed to the original capitalization of the Company.


         Pursuant to an Asset Purchase Agreement, NetCruise ( a wholly owned subsidiary of the Company formed on July 21, 1998 for the purpose of operating an internet travel agency) acquired a technology license and certain related assets from UIT in consideration of 2,000,000 shares of the Company's Common Stock and two warrants ("Warrants"), each entitling the holder to purchase 800,000 shares of the Common Stock of the Company (the "UIT Transaction"). One warrant is exercisable for 800,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5,000,000 for the years 1999, 2000 and 2001. The other Warrant is exercisable for 800,000 shares at $6.00 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10,000,000 for the years 1999, 2000 and 2001. No value has been placed on the warrants since the warrants are each contingent upon future earnings.

         The Company has since been advised that the issuance of such securities has caused the Company to inadvertently be in violation of a Nasdaq MarketPlace Rule because the issuance of the 2,000,000 shares and Warrants amounted to more than 20% of the issued and outstanding shares of the Company and were not approved by Shareholders as required by such Rule. Nasdaq advised the Company that the Company's Common Stock would be delisted as a result of such violation. The Company requested a hearing on the delisting which was held on November 20, 1998. Nasdaq issued its written determination on January 12, 1999 to continue listing the Company's securities on The Nasdaq SmallCap Market pursuant to the following conditions: (i) the UIT Transaction must be unwound in the event shareholders do not ratify the acquisition of the technology license and certain related assets from UIT and approve the issuance of 1,100,00 shares of Common Stock and tow Stock Purchase Warrants to UIT; (ii) the Company must file a Definitive Proxy Statement with the Securities and Exchange Commission and Nasdaq on or before February 15, 1999; and (iii) the Company must submit documentation to Nasdaq on or before March 15, 1999 evidencing either the receipt of shareholder approval of the issuance of additional shares to UIT or the unwinding of the issuance of additional shares to UIT and purchase of a technology license and certain related assets from UIT.

         The Company and UIT have restructured the transaction so that UIT will return to the Company 1,100,000 shares of the Company's Common Stock (retaining 900,000 shares that are not in violation of the Nasdaq MarketPlace Rule) and the Warrants. The Company will issue to UIT 1,100,000 shares of Convertible Series B Preferred Stock (the "Series B Preferred Stock"), which Series B Preferred Stock is automatically convertible into 1,100,000 shares of the Company's Common Stock upon Shareholder approval of the issuance of the 1,100,000 shares of Common Stock and the Warrants. The Series B Preferred Stock is non-voting stock and carries a mandatory dividend of $275,000, payable on September 30, 1999 and a mandatory quarterly dividend at the rate of $68,750 commencing with the quarter ended December 31, 1999. No dividend will be payable if the Shareholders approve the issuance of the 1,100,000 shares Common Stock and Warrants prior to the time that the dividend is payable. Therefore, the total purchase price in the UIT Transaction is 900,000 shares of the Company's Common Stock and 1,100,000 shares of the Company's Series B Convertible Preferred Stock. If shareholders ratify the acquisition, the Series B Preferred Stock will automatically be converted into 1,100,000 shares of the Company's Common Stock and the Company will issue two warrants, each to purchase 800,000 shares of Common Stock, as outlined above.


         In the event shareholders do not ratify the acquisition of the assets and approve the issuance, the transaction will be unwound. In such event the Company estimates that the cost to undo the transaction will not exceed $50,000. This estimate includes accounting fees, legal fees, recording fees and employee termination fees. In the event that the UIT Transaction must be undone, the following shall occur: (i) the Company shall reassign the technology license and return the related assets to UIT; (ii) UIT will return to the Company all stock certificates received pursuant to the UIT Transaction and (iii) Mr. Brian Shuster will return the warrants issued to him by the Company; and (iv) Messrs. Brian and Harry Shuster will resign from any officer or director position held by them. In addition, Mr. Brian Shuster's consulting fee shall be pro-rated to the date of his resignation and shall cease as of such date. Reference should be made to Pro Forma Condensed Consolidated Financial Statements as of September 30, 1998 and for the nine months then ended for the effect of undoing the UIT Transaction.

         As a result of the transaction, the Company acquired the travel web site called "Netcruise" and the technology license for "Parallel Addressing Video Technology" for all travel related applications, along with all of the related software, computer systems and intellectual properties. This includes computer equipment, multiple video CD's containing cruise information and source video tapes of footage of locations and cruise ships. In addition, UIT transferred to the Company its agreement with Internet Travel Network (ITN), of Palo Alto, CA. This agreement provides for a "private label" site on the ITN "booking engine". The agreement expires in April, 1999 and automatically renews for successive one year periods unless either party gives notice, no later than 30 days prior to the end of the period, of its intent not to renew. The ITN "booking engine" is essentially a world wide web based graphical user interface to the airline owned Apollo computerized reservation system. This technology allows a layperson with access to the internet to access the databases and pricing systems used by travel agents to research and procure air, car rental and hotel reservations. By "private labeling" this functionality, the Company is able to offer its travel consultants access to a leading travel system, while not having to expend the Company's capital resources which would be required to create its own access. The Company formed NetCruise as a wholly owned subsidiary for the purpose of operating an internet travel business featuring the technology obtained through this acquisition.


         The Company intends to launch, through television advertising, an aggressive marketing campaign inviting the general public, along with existing travel agents, to become NetCruise travel consultants, although the "Parallel Addressing Video Technology" is still in the development stage, and the Company has no travel consultants or customers to date. The goal of the Company's marketing campaign is to encourage individuals to enroll as independent travel consultants by paying a fee to the Company . The independent travel consultants will then be able to make reservations either through the password protected members only section of the Netcruise website or via telephone conversations with travel agents who work directly for Netcruise. Nonmembers who visit the Netcruise website shall have access to a portion of the site which contains general information about the Company, describes the independent travel consultant program and allows the public to request information or enroll as an independent travel consultant. To date, the web site is being used for demonstration purposes and is only accessible by authorized individuals using a password. The Company expects that the web site will not be fully integrated to support the independent travel consultants until mid 1999 . See Note 4.

                  In addition, the Company currently has only a limited number of travel consultants acquired from Sterling Travel and no internet travel customers. The budgeted cost of becoming operational is expected to be approximately $1,342,000. Of such amount, approximately $198,000 is needed to complete the web-site. The remainder will be used to produce a television video infomercial and purchase media time. The Company does not presently have the funds necessary to finance such development and plans to sell additional stock to raise the funds needed.

         On September 30, 1998, the Company had cash of $606,121 and working capital of $144,541. As of November 1, 1998, the Company has begun to generate revenues from shared commissions earned by the network of Sterling Travel Consultants recently acquired, although these revenues are not expected to be significant for the balance of the fourth fiscal quarter ending December 31, 1998. Management of the Company expects the internet travel business to be fully operational in mid 1999 and is planning to begin television marketing of the Company's products in mid 1999. These efforts are expected to significantly  increase revenues.  The Company
plans to continue the aggressive marketing campaign as well as expand its network of travel consultants throughout 1999. The Company expects its operations to achieve break-even by the end of fiscal 1999. The Company plans to raise the needed working capital by the sale of additional stock publicly or privately within the next two months and therefore including anticipated cash to be received from revenues, the Company estimates that it will have sufficient resources to provide for its planned operations for the next twelve months. At the present time the Company does not have any alternative plans to raise additional funds needed to market or complete development of the web site.

PART II           OTHER INFORMATION


ITEM 6.           Exhibits and Reports on Form 8-K

                  (a) Report on Form 8-K dated October 29, 1998




SIGNATURES

                  Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           GENISYS RESERVATION SYSTEMS, INC.



Date   February      , 1999               ____________________________________
                                          Lawrence E. Burk
                                          President and Chief Executive Officer

Date   February      , 1999                ____________________________________
                                           John H. Wasko
                                           Secretary, Treasurer and
                                           Chief Financial Officer